CERTIFICATE OF
ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
THOROUGHBRED INTERESTS, INC.

        Pursuant to NRS 78.207 of the Nevada Revised Statutes, the undersigned person, desiring to amend the Articles of Incorporation of THOROUGHBRED INTERESTS, INC., under the laws of the State of Nevada, does hereby sign, verify, and deliver to the Office of the Secretary of State of Nevada, this Amendment to the Articles of Incorporation for the above-named company (thereinafter referred to as the “Corporation”):

        The amendment contained herein was approved by a majority vote of shareholders of the Corporation on December 8, 2003.

        FIRST:   The Articles of Incorporation of the Corporation were first filed and approved by the Office of the Secretary of State of Nevada on March 25, 1999. This Amendment to the Articles will become effective upon the filing of the Certificate with the Nevada Secretary of State.

        SECOND:   That ARTICLE III shall be amended as follows:

        “The aggregate number of shares which the corporation shall have authority to issue is one billion (1,000,000,000) shares divided into:

        20,000,000 Preferred Shares, having a par value of one tenth of a cent ($0.001) per share.

and

        980,000,000 Common Shares, having a par value of one tenth of a cent ($0.001) per share.”

        All other aspects of Article III shall remain unchanged expecting as to the total authorized number of Common and Preferred Shares as referenced in ARTICLE III (A) and (B).

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Articles of Incorporation to be signed by James D. Tilton, Jr., its Chief Executive Officer, this 8th day of December, 2003.

THOROUGHBRED INTERESTS, INC.

By:	/s/ James D. Tilton, Jr.
James D. Tilton, Jr. Title: Chief Executive Officer